FORM 4

[  ] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16. Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number:               3235-0287
     continue. See Instruction 1(b).        Expires:           January 31, 2005
                                            Estimated average burden
                                            hours per response              0.5
                                            ------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

Kaufman                                Richard
--------------------------------------------------------------------------------
(Last)                          (First)                         (MI)

  111 Presidential Boulevard, Suite 127
--------------------------------------------------------------------------------
(Street)

Bala Cynwyd                         PA                                 19004
--------------------------------------------------------------------------------
(City)                             (State)                    (Zip)

--------------------------------------------------------------------------------
 2. Issuer Name and Ticker or Trading Symbol

             American Business Financial Services, Inc. (NASD: ABFI)
--------------------------------------------------------------------------------
 3. I.R.S. Identification Number
    of Reporting Person, if an entity (Voluntary)
--------------------------------------------------------------------------------
 4. Statement for Month/Day/Year       |  5. If Amendment, Date of
                                       |     Original (Month/Day/Year)
           November 12, 2002            |
                                       |
--------------------------------------------------------------------------------
 6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

        [  X  ]  Director                    [   ]  10% Owner

        [     ]  Officer                     [   ]  Other (specify below)
                (give title below)

--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check applicable line)

        ____X___ Form filed by One Reporting Person
        ________ Form filed by More than One Reporting Person
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TABLE I -- Non-Derivative Securities Acquired, Disposed of,
           or Beneficially Owned
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             |  2. Trans-   | 2A.        | 3. Transaction Code     | 4. Securities Acquired (A) or
   (Instr. 3)                    |     action   | Deemed     |    (Instr. 8)           |    Disposed of (D)
                                 |     Date     | Execution  |                         |    (Instr. 3, 4 and 5)
                                 |     (Month/  | Date, if   |                         |
                                 |      Day/    | any        |                         |
                                 |      Year)   | (Month/    |                         |
                                 |              |  Day/      |                         |
                                 |              |  Year)     |                         |
                                 |              |            |                         |
                                 |              |            |                         |
                                 |              |            |                         |
------------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |    Code   |     V       |     Amount     |  (A)or  |    Price
                                 |              |            |           |             |                |   (D)   |
-----------------------------------------------------------------------------------------------------------------------------------
   Common Stock                  |  11/08/02    |            |     S     |             |    15,000      |    D    |    $11.8725
-----------------------------------------------------------------------------------------------------------------------------------
   Common Stock                  |  11/08/02    |            |     S     |             |       500      |    D    |    $11.76
-----------------------------------------------------------------------------------------------------------------------------------
   Common Stock                  |  11/08/02    |            |     S     |             |       200      |    D    |    $11.75
-----------------------------------------------------------------------------------------------------------------------------------
   Common Stock                  |  11/11/02    |            |     S     |             |       244      |    D    |    $11.80
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                    |    Beneficially Owned     |    Direct (D) or        |    Ownership (Instr. 4)
                                 |    Following Reported     |    Indirect (I)         |
                                 |    Transactions(s)        |    (Instr. 4)           |
                                 |    (Instr. 3 and 4)       |                         |
-----------------------------------------------------------------------------------------------------------------------------------
   Common Stock                  |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
   Common Stock                  |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
   Common Stock                  |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
   Common Stock                  |       89,266              |         D               |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
===================================================================================================================================


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

 * If the form is filed by more than one reporting person, see Instruction 4(b)(v).



Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number. SEC 1474 (9-02)

-------------------------------------------------------------------------------
TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative   | 2. Conversion or    | 3. Transaction Date | 3A. Deemed     | 4. Transaction | 5. Number of Derivative
   Security (Instr. 3)   |    Exercise Price   |    (Month/Day/Year) |     Execution  |    Code (Instr.|    Securities Acquired
                         |    of Derivative    |                     |     Date, if   |    8)          |    (A) or Disposed of
                         |    Security         |                     |     any        |                |    (D) (Instr. 3, 4 and 5)
                         |                     |                     |     (Month/    |                |
                         |                     |                     |      Day/Year) |                |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                | Code   |   V   |     (A)     |    (D)
-----------------------------------------------------------------------------------------------------------------------------------
  Stock Option           |                     |                     |                |        |       |             |
 (Right to buy)          |                     |                     |                |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                |        |       |             |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 and 4)       |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
  Stock Option                   |               |              |                |                     |
 (Right to buy)                  |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
===================================================================================================================================

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 9. Number of Derivative       | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially    |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned Following Reported   |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    Transactions(s) (Instr. 4) |                                      |
------------------------------------------------------------------------------------------------------------------------------------
  Stock Option                   |           18,452              |                 D                    |
 (Right to buy)                  |                               |                                      |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                               |                                      |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                               |                                      |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                               |                                      |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                               |                                      |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                               |                                      |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                               |                                      |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                               |                                      |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                               |                                      |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                               |                                      |
====================================================================================================================================

Explanation of Responses:






/s/   Richard Kaufman                                    11/12/2002
------------------------------------                   ---------------
      Richard Kaufman                                        Date





** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

The filing of this Statement shall not be construed as an admission (a) that the person filing this Statement is, for the purposes of Section 16 of the Securities Exchange Act of 1934 (as amended), the beneficial owner of any equity securities covered by this Statement, or (b) that this Statement is legally required to be filed by such person.

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.